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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


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Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14a-6(e)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                       3-DIMENSIONAL PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Corporate Contact                                   Investor and Media Inquiries
-----------------                                   ----------------------------
3-Dimensional Pharmaceuticals, Inc.                 Rx Communications
Scott Horvitz                                       Melody Carey
Chief Financial Officer                             917-322-2571
267-757-7208                                        mcarey@rxir.com
horvitz@3dp.com                                     ---------------
---------------

             3-DIMENSIONAL PHARMACEUTICALS REPORTS FINANCIAL RESULTS
                FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2002

Yardley, PA - February 28, 2003 - 3-Dimensional Pharmaceuticals, Inc. (3DP) (Nasdaq: DDDP), a drug discovery and development company, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2002.

         Revenue for the fourth quarter of 2002 was $6.3 million, compared to $10.2 million for the fourth quarter of 2001. Net loss for the quarter was $6.1 million, or $0.27 per share, compared to a net loss of $1.7 million, or $0.08 per share, for the fourth quarter of 2001. For the year ended December 31, 2002, revenues were $24.5 million, compared to revenues of $28.4 million for the same period in 2001. Net loss for the year ended December 31, 2002 was $29.8 million, or $1.33 per share, compared to a net loss of $11.4 million, or $0.53 per share, for the same period in 2001. Included in the results for the year ended December 31, 2002 was a non-cash in-process research and development charge of $4.1 million, which was incurred during the first quarter of 2002 and was in connection with the acquisition of the pre-IND compound, 3DP-3534. 3DP ended the year with $66.2 million in cash, cash equivalents and marketable securities.

         The differences in revenue for the quarter and year were primarily attributable to a $4.0 million milestone payment that the Company received from Johnson & Johnson Pharmaceutical Research & Development, L.L.C. in the fourth quarter of 2001 in connection with their ongoing thrombin collaboration. Revenue resulting from the achievement of milestone events stipulated in the Company's agreements is recognized when the milestone is achieved and, as a result, operating results may vary from quarter to quarter. 3DP's collaboration with Bristol-Myers Squibb Company, which provided three years of research and development funding upon its commencement in July 2000, was the largest source of revenue for each of the years.

         Research and development expenses increased by $0.6 million to $9.3 million for the fourth quarter of 2002, compared to $8.7 million for the same period in 2001. Research and development expenses increased by $7.6 million to $37.2 million for the year ended December 31, 2002, compared to $29.6 million for the same period in 2001.

         "3DP announced on January 16, 2003 that it had entered into an agreement to be acquired by Johnson & Johnson," said David C. U'Prichard, Ph.D., Chief Executive Officer of 3DP. The proposed transaction is expected to close as promptly as possible after our special meeting of stockholders which is scheduled to be held on March 27, 2003, subject to regulatory approvals and other closing conditions.

         3DP (http://www.3dp.com) is an integrated bio-pharmaceuticals company dedicated to revolutionizing small molecule drug discovery and development. 3DP's proprietary platform, DiscoverWorks(R), has the potential to produce drug candidates suitable for faster development, with fewer resources and a higher probability of success than using conventional drug discovery methods. 3DP is developing its own drug pipeline and collaborates with other pharmaceutical companies in discovery and development.

         In connection with the above-described transactions, 3DP filed a definitive proxy statement on February 27, 2003 with the Securities and Exchange Commission. The definitive proxy statement was mailed to 3DP security holders on February 27, 2003. Security holders are urged to read the definitive proxy statement when they receive it in the mail because it will contain important information. Security holders may obtain a free copy of the definitive proxy statement, as well as other materials filed with the Securities and Exchange Commission concerning 3DP at the Securities and Exchange Commission's web site at http://www.sec.gov. Security holders of 3DP may also obtain for free the definitive proxy statement and other documents filed by 3DP with the Securities and Exchange Commission in connection with the above-described transactions when they become available by directing a request to 3DP at 1020 Stony Hill Road, Suite 300 Yardley, PA 19067; Attention: Investor Relations.

         3DP and its directors and executive officers may be deemed to be participants in the solicitation of proxies from 3DP stockholders with respect to the merger. Information regarding these directors and executive officers and their ownership of 3DP common stock is contained in the proxy statement for 3DP's 2002 annual meeting of stockholders. Additional information regarding these directors and executive officers and their interests is included in the definitive proxy statement.

         Statements in this press release that are not historical are "forward-looking" statements that involve a high degree of risk and uncertainty. Such statements are only predictions, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks associated with the satisfaction of closing conditions to the completion of the acquisition by Johnson & Johnson, our new and uncertain technologies, clinical trials and product development, the long and arduous process of obtaining regulatory approval, our dependence on existing strategic alliances and new collaborations, our dependence on patents and proprietary rights, our ability to protect and enforce our patents and proprietary rights, the development and availability of competitive products or technologies, our ability to attract and retain talented employees, our cash burn and our ability to manage our efforts as a company increasingly focused on internal product research and development. These risks and uncertainties are discussed in the section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission entitled "Factors Affecting the Company's Prospects".

                            (financial table follows)

                         Selected Financial Information
                 Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                          Three Months                    Year
                                                       Ended December 31,          Ended December 31,
                                                       ------------------          ------------------
                                                       2002           2001         2002          2001
                                                    ---------      ---------    ---------     ---------
Research and grant revenue                            $ 6,269        $10,172     $ 24,505      $ 28,399
                                                    ---------      ---------    ---------     ---------

Costs and expenses:
   Research and development                             9,340          8,667       37,161        29,614
   Non-cash in-process research and development             -              -        4,050             -
   General and administrative                           3,649          4,254       15,711        15,334
                                                    ---------      ---------    ---------     ---------
              Total costs and expenses                 12,989         12,921       56,922        44,948
                                                    ---------      ---------    ---------     ---------

Loss from operations                                   (6,720)        (2,749)     (32,417)      (16,549)
Interest income                                           667          1,027        3,104         5,344
Interest expense                                         (197)           (20)        (639)         (237)
                                                    ---------      ---------    ---------     ---------

(Loss) before income taxes                             (6,250)        (1,742)     (29,952)      (11,442)

Income tax benefit                                        120                         120
                                                    ---------      ---------    ---------     ---------

Net loss                                              $(6,130)       $(1,742)    $(29,832)     $(11,442)
                                                    =========      =========    =========     =========

Basic and diluted net loss per common share           $ (0.27)       $ (0.08)    $  (1.33)     $  (0.53)
                                                    =========      =========    =========     =========

Weighted average common shares outstanding             22,548         21,891       22,472        21,626
                                                    =========      =========    =========     =========

                            Condensed Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                               December 31,            December 31,
                                                                   2002                    2001
                                                           --------------------    ---------------------
Cash, cash equivalents and marketable securities                       $66,214                 $100,389
Other current assets                                                     3,510                    3,087
Property and equipment, net                                             12,381                   11,735
Other assets                                                             1,163                    1,908
                                                           --------------------    ---------------------
   Total assets                                                        $83,268                 $117,119
                                                           ====================    =====================

Current liabilities                                                    $ 9,183                 $ 11,825
Current portion of deferred revenue                                      3,429                    9,601
Long-term liabilities                                                    4,383                      161
Deferred revenue, less current portion                                       -                    3,286
Stockholders' equity                                                    66,273                   92,246
                                                           --------------------    ---------------------
   Total liabilities and stockholders' equity                          $83,268                 $117,119
                                                           ====================    =====================